Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media — Kim Link (314) 994-2936 FOR IMMEDIATE RELEASE January 5, 2006
Arch Coal Announces Results of Preferred Stock Conversion Offer
ST. LOUIS (January 5, 2006) — Arch Coal, Inc. (NYSE: ACI) today announced the results of its offer to pay a premium to holders of any and all of its 5% Perpetual Cumulative Convertible Preferred Stock who elected to convert their preferred stock to shares of the company’s common stock subject to the terms of the offer. The conversion offer expired at midnight, New York City time, on Friday, December 30, 2005.
On December 31, 2005, the company accepted for conversion all shares of preferred stock that were validly tendered and not withdrawn as of the expiration of the conversion offer. Based on a final count by American Stock Transfer & Trust Company, the conversion agent for the conversion offer, 2,724,418 shares of preferred stock, representing approximately 95% of the issued and outstanding preferred stock, were tendered for conversion, resulting in the issuance of an aggregate of 6,534,517 shares of common stock pursuant to the conversion terms of the preferred stock and an aggregate premium of 119,602 shares of common stock. Delivery of the shares of common stock in exchange for accepted shares of preferred stock is being made by American Stock Transfer & Trust Company.
Upon expiration of the conversion offer, 150,508 shares of preferred stock remained outstanding. The company recorded a one-time dividend of approximately $9.5 million, payable in shares of common stock, in the fourth quarter of 2005 as a result of the conversion offer. The company expects to apply to delist from the New York Stock Exchange the shares of preferred stock that remain outstanding following the conversion offer.
St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.